Exhibit 15.3

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-267956) on Form S-8 of Prenetics Global Limited of our report dated May 1, 2023, with respect to the consolidated financial statements of ACT Genomics Holdings Company Limited, which report appears in the Form 20-F of Prenetics Global Limited dated May 1, 2023.

/s/ KPMG

Hong Kong

May 1, 2023